Exhibit 99.1

WACHOVIA CREDIT CARD MASTER TRUST

Excess Spread Analysis - April 2005

Series	2000-1 *
Deal Size	$750 MM
Expected Maturity	07/15/05

Yield	9.47%
Less: Coupon	3.25%
Servicing Fee	0.52%
Net Credit Losses	2.42%
Excess Spread:
April-05	3.28%
March-05	4.68%
February-05	4.55%
Three month Average Excess Spread	4.17%

Delinquency:
30 to 59 days	1.02%
60 to 89 days	0.68%
90 + days	1.43%
Total	3.13%

Payment Rate	9.97%